MasTec, Inc.

OFFER TO EXCHANGE
Up to $150,000 Aggregate Principal Amount of
7 5/8% Senior Notes due 2017
for
a Like Principal Amount of
New 7 5/8% Senior Notes due 2017
that have been registered under the Securities Act of 1933, as amended
Pursuant to the Prospectus Dated          , 2007

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

MasTec, Inc., a Florida corporation (the “Company”), hereby offers to exchange (the “Exchange Offer”), upon and subject to the terms and conditions set forth in the Prospectus dated          , 2007 (the “Prospectus”) and the enclosed letter of transmittal (the “Letter of Transmittal”), up to $150,000,000 aggregate principal amount of the outstanding, unregistered 7 5/8% Senior Notes due 2017, or the “Original Notes” for a like principal amount of registered 7 5/8% Senior Notes due 2017, or the “New Notes” that are registered under the Securities Act of 1933, as amended, pursuant to a registration statement of which the prospectus is a part. The Exchange Offer is intended to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated as of January 31, 2007, among the Company, the Guarantors signatory thereto and Morgan Stanley & Co. Incorporated, as Placement Agent.

We are requesting that you contact your clients for whom you hold Original Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Original Notes registered in your name or in the name of your nominee, or who hold Original Notes registered in their own names, we are enclosing the following documents:

1. Prospectus dated          ,2007;

2. The Letter of Transmittal for your use and for the information of your clients;

3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Original Notes are not immediately available or time will not permit all required documents to reach U.S. Bank, National Association, 60 Livingston Avenue, EP-MN-WS2N, St. Paul, MN 55107 (the “Exchange Agent”) prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

4. A form of letter which may be sent to your clients for whose account you hold Original Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer;

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6. Return envelopes addressed to          , the Exchange Agent.

Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on          , 2007 (such date and time, the “Expiration Date”), unless extended by the Company. Any Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, and any other documents required by the Letter of Transmittal or a message from The Depository Trust Company stating that the tendering holder has expressly acknowledged receipt of, and agrees to be bound by and held accountable under, the Letter of Transmittal, must be sent to the Exchange Agent and certificates representing the Original Notes (or confirmation of book-entry transfer of such Original Notes into the Exchange Agent’s account at The Depository Trust Company) must be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

If holders of Original Notes wish to tender but it is impracticable for them to forward their certificates for Original Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under “Exchange Offer — Guaranteed Delivery Procedures.” Any inquiries you may have with respect to the Exchange Offer or requests for additional copies of the enclosed materials should be directed to the Exchange Agent at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

MasTec, Inc.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Except as provided in this Instruction 8, it will not be necessary for transfer tax stamps to be affixed to the Original Notes listed in this letter of transmittal.

9. Waiver of Conditions.  MasTec, Inc. reserves the right, in its sole discretion, to amend, waive or modify specified conditions in the exchange offer in the case of any Original Notes tendered.

10. Mutilated, Lost, Stolen or Destroyed Original Notes.  Any tendering Holder whose Original Notes have been mutilated, lost, stolen or destroyed should contact the exchange agent at the address indicated herein for further instruction.

11. Requests for Assistance or Additional Copies.  Questions and requests for assistance and requests for additional copies of the prospectus or this letter of transmittal may be directed to the exchange agent at the address specified in the prospectus. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the exchange offer.